EXHIBIT 23a

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the previously filed registration statements (Nos. 33-30602, 33-30603, 33-36161, 33-41924, 33-95724, 333-37027, 333-37029, 333-37031, 333-92637, 333-70372 and 333-70362) on Form S-8 and in the registration statements (333-29757 and 333-64877) on Form S-3 of our report dated January 18, 2002, related to the consolidated statement of financial condition of Bay View Capital Corporation and Subsidiaries as of December 31, 2001 and the related consolidated statement of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year then ended included in Bay View Capital Corporation and Subsidiaries Form 10-K for the year ended December 31, 2001.

/s/    Arthur Andersen LLP

San Francisco, California
March 25, 2002

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